Exhibit 4.3

FIRST AMENDMENT TO THE AMENDED AND RESTATED RIGHTS AGREEMENT
This First Amendment, dated as of November 9, 2016 (this “Amendment”), to the Amended and Restated Rights Agreement, dated as of June 15, 2009 (the “Rights Agreement”), is by and between Simpson Manufacturing Co., Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent under the Rights Agreement (the “Rights Agent”).
WHEREAS, pursuant to Section 28 of the Rights Agreement, the Board of Directors of the Company shall have the right and power to make all determinations deemed necessary or advisable for the administration of the Rights Agreement, including a determination to amend the Rights Agreement;
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, prior to the Distribution Date, from time to time, change or supplement the provisions under the Rights Agreement as the Company may deem necessary or desirable, without the approval of any holders of the Rights;
WHEREAS, the Distribution Date has not occurred;
WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company stating that this Amendment complies with Section 27 of the Rights Agreement;
WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to effectively terminate the Rights Agreement, by amending the Rights Agreement to accelerate the Final Expiration Date thereunder from June 14, 2019 to November 9, 2016 and make other appropriate and related changes, and has duly approved this Amendment and authorized its execution and delivery; and
WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein to reflect the determination of the Board of Directors of the Company.
NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

1.	Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Rights Agreement.

2.	From and after the execution and delivery of this Amendment, the first sentence of Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
“The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) as a whole or in part at any time after the Distribution Date upon presentation of the Rights Certificate, with the appropriate form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office(s) of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-thousandth of a share of Preferred Stock (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on November 9, 2016 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 24 hereof, and (iii) the time at which the Rights are exchanged as provided in Section 24(c) hereof (such earliest time being herein referred to as the “Expiration Date”).”

3.	Exhibit B to the Rights Agreement is hereby amended by deleting the reference to “June 14, 2019” in the Form of Rights Certificate and substituting therefor “November 9, 2016”.

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4.	Except as expressly set forth herein, the Rights Agreement shall not be supplemented or amended, and the Rights Agreement shall remain in full force and effect.

5.
This Amendment shall be effective immediately as of its date upon execution by the Company and the Rights Agent, and following such execution, all references to the Rights Agreement shall be deemed to be references to the Rights Agreement, as amended hereby.

6.
Section 29 (Successors), Section 30 (Benefits of This Agreement), Section 31 (Severability), Section 32 (Governing Law) and Section 33 (Counterparts) of the Rights Agreement are hereby incorporated by reference into this Amendment and shall apply to this Amendment, mutatis mutandis, as if fully set forth herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

SIMPSON MANUFACTURING CO., INC.

By:	/s/Brian Magstadt
Name:	Brian Magstadt
Title:	CFO

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

[Signature Page to First Amendment to the Amended and Restated Rights Agreement]

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